Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-184381 of our report dated March 19, 2012 relating to the consolidated financial statements of EverBank Financial Corp and subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Jacksonville, Florida

October 31, 2012